EX-99.1

News	Contact: Meieli Sawyer
From Medytox Solutions, Inc.	The Weinbach Group, Inc.
For Immediate Release	(305) 668-0070
msawyer@weinbachgroup.com

INTEGRATED HEALTHCARE COMPANY, MEDYTOX SOLUTIONS, INC., NAMES NEW COO

Samuel R. Mitchell, Jr., MBA, MHA, To Oversee Day-To-Day Operations

West Palm Beach, FL – February 18, 2015 – Medytox Solutions, Inc., which owns and operates clinical laboratories and healthcare technology companies, announced today that it named Samuel R. Mitchell, Jr., chief operating officer. As COO, Mr. Mitchell will work to streamline performance throughout the Medytox family of companies headquartered in West Palm Beach. He will also oversee quarterly and annual financial goal management.

Drawing on over a decade of healthcare industry experience, Mr. Mitchell joins Medytox at a time of rapid growth facilitated by multiple strategic acquisitions and increased sales at the company’s diagnostic division. In previous roles, he served in executive leadership positions for multi-site, multi-specialty medical groups including pharmacy and laboratory services and academic medical groups, and previously served as an assistant administrator at a full-service hospital.

“Sam’s knowledge and experience in the healthcare sector is a valuable addition to our executive team at this important time in our development,” said Seamus Lagan, CEO of Medytox Solutions, Inc. “He knows how to improve efficiency and delivery of our business strategy. That makes him a tremendous asset to Medytox.”

Mr. Mitchell earned two master’s degrees from Nova Southeastern University in Davie, Florida: a Master of Business Administration and a Master of Health Administration. He is currently pursuing a Ph.D. in Health Care Administration from Nova Southeastern University. He lives in Wellington, Florida.

About Medytox Solutions, Inc. Medytox (OTCBB:MMMS) is a holding company that owns and operates businesses in the medical services sector, including clinical laboratory blood and urine testing services. It operates six laboratories throughout the U.S. with a particular emphasis in the provision of drug toxicology and monitoring pain medication utilization. Clients include physicians, clinics and rehabilitation facilities throughout the United States.

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